Exhibit 99.1

Equal Energy Announces Fourth Quarter Cash Dividend for Common Stockholders

OKLAHOMA CITY — /CNW/ — November 14, 2013, Equal Energy Ltd. (NYSE:EQU) (TSX:EQU.TO) today announced that its board of directors declared a quarterly cash dividend on Equal’s common stock for the fourth quarter of 2013. The dividend is payable on December 20, 2013 at a rate of US$0.05 per share based on a record date of December 2, 2013.

Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol EQU. Our convertible debentures are listed on the Toronto Stock Exchange under the symbol EQU.DB.B.

Source: Equal Energy Ltd.

Contacts:

Don Klapko

President and CEO

(403) 536-8373

Scott Smalling

Senior Vice President Finance and CFO

(405) 242-6020